CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000	$116.20

Pricing supplement no. 1225 To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014 and product supplement no. 4a-I dated November 7, 2014	Registration Statement No. 333-199966 Dated September 4, 2015 Rule 424(b)(2)

$1,000,000 Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks due March 15, 2017

General

•	The notes are designed for investors who seek capped, unleveraged exposure to the appreciation of an equally weighted basket of 11 Reference Stocks, up to a maximum return of 30% at maturity.

•	Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 10%, be willing to lose some or all of their principal.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Basket:	The Basket consists of 11 common stocks and capital stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, if the Ending Basket Level is greater than the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to the Starting Basket Level or if the Ending Basket Level is less than the Starting Basket Level by up to 10%, you will be entitled to the full repayment of your principal amount at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 10%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
If the Ending Basket Level is less than the Starting Basket Level by more than 10%, you will lose more than 10% of your principal amount at maturity and may lose all of your principal amount at maturity.
Maximum Return:	30%. For example, if the Basket Return is equal to or greater than 30%, you will receive the Maximum Return of 30%, which entitles you to the maximum payment at maturity of $1,300 per $1,000 principal amount note that you hold.
Contingent Buffer Amount:	10%
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the Ending Averaging Dates
Basket Closing Level:	On any Ending Averaging Date, the Basket Closing Level will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified in “The Basket” on page TS-1 of this pricing supplement.
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.
Pricing Date:	September 4, 2015
Original Issue Date (Settlement Date):	On or about September 8, 2015
Ending Averaging Dates†:	March 6, 2017, March 7, 2017, March 8, 2017, March 9, 2017 and March 10, 2017 (the “Final Ending Averaging Date”)
Maturity Date†:	March 15, 2017
CUSIP:	48125U4D1

Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page TS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$12.50	$987.50
Total	$1,000,000	$12,500	$987,500

(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $12.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $972.90 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

September 4, 2015

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The Bloomberg ticker symbol and the issuer of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price
AAPL	Apple Inc.	The NASDAQ Stock Market (NASDAQ)	1/11	$109.27
AGN	Allergan, Inc.	New York Stock Exchange (NYSE)	1/11	$293.74
BAC	Bank of America Corporation	NYSE	1/11	$15.65
BMY	Bristol-Myers Squibb Company	NYSE	1/11	$57.30
COST	Costco Wholesale Corporation	NASDAQ	1/11	$138.48
DIS	The Walt Disney Company	NYSE	1/11	$100.97
GOOG	Google Inc. (Class C capital stock)	NASDAQ	1/11	$600.70
HD	The Home Depot, Inc.	NYSE	1/11	$114.42
MRK	Merck & Co., Inc.	NYSE	1/11	$51.59
PFE	Pfizer Inc.	NYSE	1/11	$31.37
WFC	Wells Fargo & Company	NYSE	1/11	$51.29

JPMorgan Structured Investments —	PS-1
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Maximum Return of 30%, the Contingent Buffer Amount of 10% and the Starting Basket Level of 100. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	30.00%
170.00	70.00%	30.00%
160.00	60.00%	30.00%
150.00	50.00%	30.00%
140.00	40.00%	30.00%
130.00	30.00%	30.00%
120.00	20.00%	20.00%
115.00	15.00%	15.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
89.99	-10.01%	-10.01%
85.00	-15.00%	-15.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% does not exceed the Maximum Return of 30%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 90. Although the Basket Return is negative, because the Ending Basket Level of 90 is less than the Starting Basket Level of 100 by up to the Contingent Buffer Amount of 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 140. Because the Ending Basket Level of 140 is greater than the Starting Basket Level of 100 and the Basket Return of 40% exceeds the Maximum Return of 30%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50. Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 by more than the Contingent Buffer Amount of 10% and the Basket Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

JPMorgan Structured Investments —	PS-2
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-3
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn a capped, unleveraged return equal to a positive Basket Return, up to the Maximum Return of 30%, for a maximum payment at maturity of $1,300 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to the Contingent Buffer Amount of 10%. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 10% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 11 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 11 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including redemption at maturity). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount of 10%, the benefit provided by the Contingent Buffer Amount will terminate and you will be exposed to a loss. Under these circumstances, for every 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, you will lose more than 10% of your principal amount at maturity and may lose all of your principal amount at maturity.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of 30%, regardless of the appreciation in the Basket, which may be significant.

•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or

JPMorgan Structured Investments —	PS-4
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket.

•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market

JPMorgan Structured Investments —	PS-5
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility in the prices of the Reference Stocks;

•	the time to maturity of the notes;

•	the dividend rates on the Reference Stocks;

•	the actual and expected positive or negative correlation among the Reference Stocks, or the expected absence of any such correlation;

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 11 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks.

In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	GOOGLE’S CLASS C CAPITAL STOCK AND CLASS A COMMON STOCK ARE DIFFERENT — The notes

JPMorgan Structured Investments —	PS-6
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

are linked in part to the Class C capital stock of Google Inc. (which we refer to as “Google”), which began trading under the ticker “GOOG” on April 3, 2014. The ticker “GOOG” was previously used for the Class A common stock of Google. Unlike Google’s Class A common stock, which carries one vote per share, Google’s Class C capital stock does not carry any vote. The historical information for the Basket set forth in this pricing supplement reflects the performance of the Class A common stock of Google for all dates prior to April 3, 2014 and the performance of the Class C capital stock of Google for all dates on or after April 3, 2014. While Google’s Class C capital stock now trades under the ticker that used to represent its Class A common stock, there can be no assurance that the performance of its Class C capital stock will be similar to that of its Class A common stock.

JPMorgan Structured Investments —	PS-7
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole as well as the Reference Stocks from January 8, 2010 through September 4, 2015. The graph of the historical Basket performance assumes the Basket Closing Level on January 8, 2010 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 8, 2010 through September 4, 2015. The weekly Basket Closing Levels from January 8, 2010 through March 29, 2014 reflect, in part, the weekly closing price of one share of the Class A common stock of Google and the weekly Basket Closing Levels from April 4, 2014 through September 4, 2015 reflect, in part, the weekly closing price of one share of the Class C capital stock of Google. The following graph assumes the Basket Closing Level on January 8, 2010 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

† The vertical dotted line in the graph indicates April 3, 2014, which was the first day of regular trading for the Class C capital stock of Google. The performance shown to the left of the vertical dotted line reflects the performance of the Basket using, in part, the performance of the Class A common stock of Google. The performance shown to the right of the vertical dotted line reflects the performance of the Basket using, in part, the performance of the Class C capital stock of Google.

JPMorgan Structured Investments —	PS-8
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. The common stock of Apple, par value $0.00001 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement no. 4a-I. Apple’s SEC file number is 000-10030.

Historical Information Regarding the Common Stock of Apple

The following graph sets forth the historical performance of the common stock of Apple based on the weekly closing price of one share of the common stock of Apple from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Apple on September 4, 2015 was $109.27.

Allergan, Inc. (“Allergan”)

According to its publicly available filings with the SEC, Allergan is a multi-specialty health care company focused on developing and commercializing pharmaceuticals, biologics, medical devices and over-the-counter products. The common stock of Allergan, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Allergan in the accompanying product supplement no. 4a-I. Allergan’s SEC file number is 001-10269.

Historical Information Regarding the Common Stock of Allergan

The following graph sets forth the historical performance of the common stock of Allergan based on the weekly closing price of one share of the common stock of Allergan from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Allergan on September 4, 2015 was $293.74.

JPMorgan Structured Investments —	PS-9
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Bank of America Corporation (“Bank of America”)

According to its publicly available filings with the SEC, Bank of America is a financial institution, serving individual consumers, small- and middle-market businesses, institutional investors, large corporations and governments with a range of banking, investing, asset management and other financial and risk management products and services. The common stock of Bank of America, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bank of America in the accompanying product supplement no. 4a-I. Bank of America’s SEC file number is 001-06523.

Historical Information Regarding the Common Stock of Bank of America

The following graph sets forth the historical performance of the common stock of Bank of America based on the weekly closing price of one share of the common stock of Bank of America from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Bank of America on September 4, 2015 was $15.65.

Bristol-Myers Squibb Company (“Bristol-Myers”)

According to its publicly available filings with the SEC, Bristol-Myers is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products on a global basis. The common stock of Bristol-Myers, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Bristol-Myers in the accompanying product supplement no. 4a-I. Bristol-Myers’ SEC file number is 001-01136.

Historical Information Regarding the Common Stock of Bristol-Myers

The following graph sets forth the historical performance of the common stock of Bristol-Myers based on the weekly closing price of one share of the common stock of Bristol-Myers from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Bristol-Myers on September 4, 2015 was $57.30.

JPMorgan Structured Investments —	PS-10
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Costco Wholesale Corporation (“Costco”)

According to its publicly available filings with the SEC, Costco is principally engaged in the operation of membership warehouses in the United States and Puerto Rico, Canada, the United Kingdom, Mexico, Japan, Australia, Spain, and through majority-owned subsidiaries in Taiwan and Korea. The common stock of Costco, par value $0.005 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Costco in the accompanying product supplement no. 4a-I. Costco’s SEC file number is 000-20355.

Historical Information Regarding the Common Stock of Costco

The following graph sets forth the historical performance of the common stock of Costco based on the weekly closing price of one share of the common stock of Costco from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Costco on September 4, 2015 was $138.48.

The Walt Disney Company (“Disney”)

According to its publicly available filings with the SEC, Disney is a worldwide entertainment company with operations in media networks, parks and resorts, studio entertainment, consumer products and interactive. The common stock of Disney, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Disney in the accompanying product supplement no. 4a-I. Disney’s SEC file number is 001-11605.

Historical Information Regarding the Common Stock of Disney

The following graph sets forth the historical performance of the common stock of Disney based on the weekly closing price of one share of the common stock of Disney from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Disney on September 4, 2015 was $100.97.

Google Inc. (“Google”)

According to its publicly available filings with the SEC, Google is a global technology company that provides products and services in the areas of search and display advertising, the Android operating system platform, consumer content, enterprise, commerce and hardware products. The Class C capital stock of Google, par value $0.001 per share, is listed

JPMorgan Structured Investments —	PS-11
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Google in the accompanying product supplement no. 4a-I. Google’s SEC file number is 001-36380.

The notes are linked, in part, to Google’s Class C capital stock, which trades under the ticker “GOOG.” The ticker “GOOG” was previously used for Google’s Class A common stock. In January 2014, Google’s board of directors approved a distribution of Class C capital stock as a dividend to holders of Google’s Class A and Class B common stock. The stock split had a record date of March 27, 2014 and a payment date of April 2, 2014. The Class C capital stock began regular trading under the ticker “GOOG” on April 3, 2014. The Class A common stock now trades under the ticker “GOOGL.” Each share of Google’s Class A common stock carries one vote and each share of Google’s Class C capital stock does not carry any votes.

Historical Information Regarding the Class C Capital Stock of Google

The first graph below sets forth the historical performance of the Class A common stock and Class C capital stock of Google based on the weekly closing price of one share of the Class A common stock of Google from January 8, 2010 through March 28, 2014 and the historical performance based on the weekly closing price of one share of the Class C capital stock of Google from April 4, 2014 through September 4, 2015. The second graph below sets forth the historical performance of the Class A common stock and Class C capital stock of Google based on the weekly closing price of one share of the Class A common stock of Google from January 2, 2014 through September 4, 2015 and the weekly closing price of one share of the Class C capital stock of Google from April 4, 2014 through August 28, 2015. The closing price of one share of the Class C capital stock of Google on September 4, 2015 was $600.70. We cannot give you assurance that the Class C capital stock of Google will trade at prices similar to the historical prices of the Class A common stock of Google. The historical performance of the Class A common stock of Google and the Class C capital stock of Google should not be taken as an indication of the future performance of Class C capital stock of Google during the term of the notes.

†† The vertical dotted line in each graph indicates April 3, 2014, which was the first day of regular trading for the Class C capital stock of Google. In the first graph, the performance shown to the left of the vertical dotted line reflects the Class A

JPMorgan Structured Investments —	PS-12
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

common stock of Google, and the performance shown to the right of the vertical dotted line reflects the Class C capital stock of Google. While Google’s Class C capital stock now trades under the ticker that used to represent its Class A common stock, there can be no assurance that the performance of its Class C capital stock will be similar to that of its Class A common stock.

The Home Depot, Inc. (“Home Depot”)

According to its publicly available filings with the SEC, Home Depot is a home improvement retailer that sells an assortment of building materials, home improvement products and lawn and garden products and provides a number of services. The common stock of Home Depot, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Home Depot in the accompanying product supplement no. 4a-I. Home Depot’s SEC file number is 001-08207.

Historical Information Regarding the Common Stock of Home Depot

The following graph sets forth the historical performance of the common stock of Home Depot based on the weekly closing price of one share of the common stock of Home Depot from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Home Depot on September 4, 2015 was $114.42.

Merck & Co., Inc. (“Merck”)

According to its publicly available filings with the SEC, Merck is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health products. The common stock of Merck, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Merck in the accompanying product supplement no. 4a-I. Merck’s SEC file number is 001-06571.

Historical Information Regarding the Common Stock of Merck

The following graph sets forth the historical performance of the common stock of Merck based on the weekly closing price of one share of the common stock of Merck from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Merck on September 4, 2015 was $51.59.

JPMorgan Structured Investments —	PS-13
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based global biopharmaceutical company. The common stock of Pfizer, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Pfizer in the accompanying product supplement no. 4a-I. Pfizer’s SEC file number is 001-03619.

Historical Information Regarding the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly closing price of one share of the common stock of Pfizer from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Pfizer on September 4, 2015 was $31.37.

Wells Fargo & Company (“Wells Fargo”)

According to its publicly available filings with the SEC, Wells Fargo is a diversified financial services company that provides retail, commercial and corporate banking services. The common stock of Wells Fargo, par value $1 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Wells Fargo in the accompanying product supplement no. 4a-I. Wells Faro’s SEC file number is 001-02979.

Historical Information Regarding the Common Stock of Wells Fargo

The following graph sets forth the historical performance of the common stock of Wells Fargo based on the weekly closing price of one share of the common stock of Wells Fargo from January 8, 2010 through September 4, 2015. The closing price of one share of the common stock of Fargo on September 4, 2015 was $51.29.

JPMorgan Structured Investments —	PS-14
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration

JPMorgan Structured Investments —	PS-15
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks

Statement on Form S-3 by us on November 7, 2014.

JPMorgan Structured Investments —	PS-16
Capped Contingent Buffered Equity Notes Linked to an Equally Weighted Basket of 11 Reference Stocks